JOINT FILER INFORMATION
Name:		CSC Computer Sciences International Inc.
Address:	2100 East Grand Avenue
		El Segundo, California  90245
Name:		CSA Holdings Ltd
Address:	221 Henderson Road, #08-01
		Henderson Building
		Singapore  159557
		Republic of Singapore
Name:		CSA Private Limited
Address:	221 Henderson Road, #08-01
		Henderson Building
		Singapore  159557
		Republic of Singapore
Designated Filer for each Joint Filer:
Computer Sciences Corporation
D4040501